Exhibit 10.14
Chipotle Mexican Grill, Inc.
Director Compensation Program and Stock Ownership Guidelines
Effective August 19, 2024

Set forth below is the compensation program for non-employee directors of Chipotle Mexican Grill, Inc. Members of Chipotle’s Board of Directors who are employees of Chipotle do not receive compensation for their services as directors.

Retainer Type	Cash	Restricted Stock Units (RSUs)
Annual Director Retainer	$110,000	$215,000
Chairman of the Board (non-employee)	$200,000
Lead Independent Director	$50,000
Committee Chair Retainers:
Audit	$42,500
Compensation	$37,500
Nominating and Corporate Governance	$30,000
Committee Member Retainers (excluding Committee Chair):
Audit	$15,000
Compensation	$15,000
Nominating and Corporate Governance	$10,000
In addition to the above cash retainers, if a Committee holds more than eight (8) formal meetings during the compensation year (defined below), each Committee member (including the Committee Chair) will receive a $2,000/meeting fee for each formal meeting in excess of eight (8) formal meetings in which the Committee member participates. To qualify as a “formal meeting,” the meeting must have been scheduled in advance, follow a defined agenda circulated in advance, be attended by a quorum of the Committee members, and be documented with minutes. A Committee member must attend at least 2/3rds of the meeting to qualify for the meeting fee.
Compensation Period and Payments
Director compensation will be paid based on the directors’ one-year term of service to align with each annual meeting of shareholders (i.e., from May 31 to May 31) (the “compensation year”).

All cash retainers will be paid in arrears, on a pro rata basis, at the end of November and May. No Committee Chair can simultaneously receive a Committee Chair retainer and a Committee Member retainer for service on the Committee for which he or she serves as Chair.

The number of RSU’s granted to a director will be determined by dividing $215,000 by the Fair Market Value (as defined in the 2022 Stock Incentive Plan) of Chipotle common stock on the grant date, which (unless the Board determines otherwise) is the closing stock price on the grant date. RSUs are granted to non-employee directors on the date of Chipotle’s annual meeting of shareholders meeting each year and vest 100% on the grant date.

Changes During a Compensation Year
If a director is elected to the Board on a date that is between annual meetings, the newly elected director will receive (i) a prorated RSU award, granted on the date that is three (3) business days after the date of election, and (ii) prorated cash compensation, which will be paid in accordance with the regular director pay schedule. Both the total grant value of the RSU and the amount of cash compensation will be prorated based on the date of the director’s election to the Board and the number of days elapsed since the annual meeting of shareholders that most recently occurred (e.g., if the annual meeting is on May 31 and a director joins on October 1, that director will receive 243/365th of the annual compensation amount).

If a director is appointed to or leaves a Committee or assumes or relinquishes a Chair or Lead Independent Director position, on a date that is between annual meetings, his or her cash compensation will be prorated based on the effective date of the change in service and the number of days elapsed since the annual meeting of shareholders that most recently occurred.

Deferral Election
A director may elect to defer the receipt of cash compensation or defer the receipt of shares of common stock that otherwise would be issuable upon vesting of an RSU by submitting to Chipotle a deferral election in the form provided by Chipotle. The deferral form must be received by Chipotle before the end of the calendar year immediately prior to the compensation year in which the cash compensation or RSU relates (for example, the deferral election is due before December 31, 2023 for director compensation payable for the compensation year May 2024 – May 2025).

Expense Reimbursement
Directors will be reimbursed for reasonable expenses directly incurred in connection with their service as directors, including travel and lodging expenses for meetings. Reimbursement is subject to a director providing timely substantiation of expenses pursuant to Chipotle’s expense policy.

Stock Ownership Guidelines

Directors are expected to own, within five years after being elected to the Board, shares of Chipotle common stock having a total value of five (5) times the annual cash retainer payable to non-employee directors (excluding Committee, Chair and Lead Independent Director retainers).

The following forms of equity count towards the required stock ownership guidelines:
•shares of Chipotle common stock owned outright (including shares received upon vesting of restricted stock units)
•unvested restricted stock
•unvested restricted stock units
•any cash or restricted stock units that have been deferred

The following forms of equity do not count towards the required stock ownership guidelines:
•shares of Chipotle common stock transferred to any individual, other than the director’s spouse
•unvested and vested stock options
•unvested and vested stock appreciation rights
•unearned performance shares/units
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